                                                                     EXHIBIT 5.1

                                 [LETTERHEAD]


                                 June 30, 1998


General Surgical Innovations, Inc.
10460 Bubb Road
Cupertino, California 95014

   REGISTRATION STATEMENT ON FORM S-8
   ----------------------------------

Ladies and Gentlemen:


   We have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") filed by you with the Securities and Exchange Commission (the "COMMISSION") on January 23, 1998 and as amended by Post-Effective Amendment No. 1 to be filed on or about June 30, 1998 in connection with the registration under the Securities Act of 1933, as amended, of a total of 900,000 shares of your Common Stock (the "SHARES") reserved for issuance under the General Surgical Innovations, Inc. 1992 Stock Option Plan (the "Plan"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.


   It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and in any amendment thereto.

                                       Very truly yours,

                                       VENTURE LAW GROUP
                                       A Professional Corporation


                                       /s/ Venture Law Group